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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 4


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
     Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 2(b).

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1.  Name and Address of Reporting Person*

    CAREY                           WILLIAM                           V
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        (Last)                      (First)                        (Middle)

    1602 Cottagewood drive
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                                   (Street)

    BRANDON                           FL                              32511
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        (City)                      (State)                           (Zip)

CENTRAL EUROPEAN DISTRIBUTION CORP. (CEDC)
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2.  Issuer Name and Ticker or Trading Symbol

        CEDC
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)


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4.  Statement for Month/Year

        05/02
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5.  If Amendment, Date of Original (Month/Year)


================================================================================
6.  Relationship of Reporting Person to Issuer
    (Check all applicable)


    [_] Director                            [x] 10% Owner
    [x] Officer (give title below)          [_] Other (specify below)

        Chief Executive Officer
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7.  Individual or Joint/Group Filing (Check applicable line)

    [X] Form filed by One Reporting Person
    [_] Form filed by More than One Reporting Person

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================================================================================
          Table I--Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                  Page 1 of 2
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Table II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------
Director Stock Options             $14.40              4/29/02             V (A)                      6,000

 Table II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
Nature of
Indirect
6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-
   cisable Bene-     Underlying Securities        of          of Deriv-        ship
   ficial and        (Instr. 3 and 4)             Deriv-      ative            Form
   Expiration                                     ative       Secur-           of De-
   Date Ownership                                 Secur-      ities            rivative
   (Month/Day/                                    ity         Bene-            Security
   Year)                                          (Instr.     ficially         Direct (D)
   (instr. 4)                                     5)          Owned            Indirect I
---------------------------------------------                 at End           (Instr. 4)
 Date     Expira-              Amount or                      of
 Exer-    tion         Title   Number of                      Month
 cisable  Date                 Shares                         (Instr. 4)

------------------------------------------------------------------------------------------------------------------------------------
4/29/02   4/29/12     Common   6,000                          6,000
                      Stock

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     /s/ William Carey                           5/9/02
-----------------------------------------  -----------------
     **Signature of Reporting Person              Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                  Page 2 of 2